Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of May_, 2017, is entered into between Salvatore Mario Pandolfo, an individual residing at Via Morello 42 0100 Viterbo, Italy ("Seller"), and Go Green Global Technologies Corp., a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Sonical s.r.1., a company formed under the laws of Italy ("Sonical"), of which Seller is the controlling shareholder, is in the business of, among other things, the treatment and purification of water and fuel;

WHEREAS, Buyer wishes to purchase all right, title and interest in all of the assets of Sonical's water and fuel treatment and purification business (the "Business"), including (i) machinery, equipment and materials, (ii) all Intellectual Property (as defined herein) and (iii) all know-how, technical information, research information and all other confidential and proprietary business information, including Books and Records, documentation, materials and other tangible embodiments thereof (collectively, the "Know-how") related to the Business (collectively, the "Purchased Assets"), subject to the terms and conditions, set forth herein;

WHEREAS, Buyer shall not purchase any right, title or interest in any other asset of any of the other businesses of Sonical;

WHEREAS, the Purchased Assets are owned by Seller rather than by Sonical; and

WHEREAS, Seller wishes to sell to Buyer the Purchased Assets, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the Purchased Assets, including, without limitation, those set forth on Section 1.01 of the disclosure schedules attached hereto ("Disclosure Schedules"), free and clear of any mortgage, pledge, charge, security interest, charge, claim, community property interest, condition, equitable interest, lien (statutory or other), option, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, exercise of any other attribute of ownership or other encumbrance ("Encumbrance"). To the extent that Sonical owns or has any claims, rights or interests in any of the Purchased Assets or any assets, including without limitation, Intellectual Property or Know how, which if owned by Seller would be included in the Purchased Assets, Sonical shall assign, transfer, convey and deliver to Buyer, and Buyer shall accept from Sonical, all of Sonical's rights, title and interest therein, free and clear of any Encumbrance.

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Section 1.02         No Liabilities. Buyer shall not assume any debts, liabilities or obligations of Seller or Sonical of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03         Purchase Price. The aggregate consideration for the Purchased Assets shall be US$8,000,000 (the "Purchase Price") and 1,000,000 shares of Buyer's common stock (the "Common Stock"). The Common Stock shall be issued to Seller at Closing. The Purchase Price shall be paid to Seller as follows:

(a)           Upon the completion of a future capital raise by Buyer, where the net proceeds actually received by Buyer from such capital raise equals or exceeds US$1,000,000 (the "Capital Raise"), US$500,000 of the proceeds of the Capital Raise shall be paid to Buyer and US$500,000 (the "Escrow Amount") of the proceeds of the Capital Raise shall be deposited with Withers Bergman LLP, as escrow agent, (the "Escrow Agent"), pursuant to the terms of that certain Escrow Agreement of even date herewith, by and among Seller, Buyer and the Escrow Agent, in an escrow account (the "Escrow Account") held with the Escrow Agent.

(b)          Buyer shall pay to Seller from the Escrow Account US$300,000, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.03 of the Disclosure Schedules, as soon as reasonably practicable upon Seller's full completion of the following actions:

(i)            Deliver to Buyer all data and information, including diagrams, schematics, drawings, written descriptions of technologies to be patented, necessary for Buyer to prepare and file two (2) patent applications (one (1) patent application relating to the treatment and purification of fuel and one (1) patent applications relating to the treatment and purification of water), covering Seller's Intellectual Property and Know-how relating to the Business (the "US Patents") with the United States Patent and Trademark Office; provided that

Seller shall also make himself available to assist with filing the US Patents and provide Buyer's counsel final approval of the US Patent applications;

(ii)           Detailed demonstrations and explanations by Seller of the Know-how related to the Business and Purchased Assets to Buyer's officers, directors and designated consultants, in order for such officers and directors to develop a sufficient working knowledge of the Know-how to operate the Purchased Assets and the Business independently of Seller and Sonical in an efficient and effective manner; and

(iii)          Delivery to Buyer of fully completed designs for, and an operational full-scale model of, a device (the "Test Device") that shall be used for an on-road emissions test of a light-duty diesel vehicle at The Center for Alternative Fuels, Engines and Emissions ("CAFEE") at West Virginia University, which shall provide a minimum fuel savings of 2.5% or a minimum reduction in emissions of 15%.

(c)           Buyer shall pay Seller an additional US$200,000 as soon as reasonably practicable upon Buyer's receipt of a successful, as defined by a minimum fuel savings of 2.5% or a minimum reduction in emissions of 15%, final report from CAFEE regarding the Test Device.

(d)          Only upon completion by Seller and Sonical, to the satisfaction of Buyer, of the actions set forth in Section 1.03(b) and Section 1.03(c), the balance of the Purchase Price (an amount not to exceed US$7,500,000) shall be payable to Seller in periodic installments (the "Periodic Payments"), commencing on _______, 2017 ("Initial Periodic Payment Date") and continuing until the balance of the Purchase Price is paid, which shall occur no later than three (3) year anniversary of the Initial Periodic Payment Date. Notwithstanding the foregoing, upon commencement of the Period Payments, Seller shall be entitled to receive US$597,000 of Periodic Payments during the 2017 calendar year.

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(e)           In the event that Buyer agrees to sell the US Patents to a third-party in a bona fide arm's length transaction, Buyer agrees to pay Seller immediately upon the consummation of such sale all amounts outstanding under this Agreement which are owed to Seller at the time of sale. Seller's approval required to sell patents if Seller has not yet been paid in full

Section 1.04         Closing. Subject to the terms and conditions of this Agreement, the purchase and of the Purchased Assets contemplated hereby, shall take place at a closing (the "Closing") to be held at 10:00 a.m., Greenwich, CT time, no later than two (2) Business Days after Buyer determines that all conditions in Article V have been satisfied, including Seller's delivery of all of Seller's closing deliverables set forth in Section 5.02 (or Buyer shall have waived such conditions), at the offices of Withers Bergman LLP, 1700 East Putnam Avenue, Suite 400, Greenwich, CT 06870, or on such other time, date or place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof. For purposes of this Article II, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of the Seller, after due inquiry.

Section 2.01         Authority of Seller; Enforceability. Seller is an individual residing in Viterbo, Italy. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 2.02         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 2.03         Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 2.04         Condition and Sufficiency of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the assets necessary to operate the Business.

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Section 2.05         Intellectual Property.

(a)           "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: a) patents, patent applications and statutory invention registrations, (b) trademarks, trade names, trade dress, logos, service marks, corporate names and other identifiers of source or goodwill (including registrations and applications therefor), (c) copyrights (including registrations and applications therefor), (d) mask works, published works and unpublished works, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other Law, (e) domain names and websites, (f) computer programs, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other Law, (g) trade secrets, know how (including mix formulations, processing conditions and manufacturing and engineering information), production methods, process technology, technical information and data, designs, concepts, invention rights, shop rights, utility models, inventions and discoveries of any kind, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other Law (including Know-how, and (h) other confidential and proprietary information, including customer lists, customer and vendor information (including credit information), and any and all other technology and improvements (including the NOx Reduction System).

(b)           All Intellectual Property and Know-how relating to the Business and the Purchased Assets (the "Purchased IP") is listed on Section 2.05(b) of the Disclosure Schedules. Seller is the sole and exclusive legal and beneficial, and with respect to any registrations included in the Purchased IP, record, owner of all right, title and interest in and to the Purchased IP. Seller's rights in the Purchased IP are valid, subsisting and, to the knowledge of Seller, enforceable. Seller has taken all reasonable steps to maintain the Purchased IP and to protect and preserve the confidentiality of all trade secrets included in the Purchased IP. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity.

(c)           Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 2.06         Compliance With Laws, Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 2.07         Legal Proceedings. There is no claim, action, arbitration, suit, proceeding, written claim, cause of action, demand, lawsuit, notice of violation, subpoena or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller or Sonical (a) relating to or affecting the Purchased Assets or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.08         Full Payment for Previously Transferred Business Assets. Seller or Sonical has received full payment of US$600,000 for certain machinery, equipment and materials Buyer purchased pursuant that certain Asset Purchase Agreement, dated as of November 22, 2014, by and among, Sonical, Seller (as the sole shareholder of Sonical), and Buyer (the "Purchase Agreement").

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Section 2.09         Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 3.01        Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03         Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV

COVENANTS

Section 4.01         Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

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Section 4.02        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 4.03         Further Assurances. Following the Closing, each of Buyer, Seller and Sonical shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 4.04         No Challenge or Frustration of Purpose. Seller and Sonical shall not seek to challenge the sufficiency of the payment for the Purchased Assets and shall not take any action to frustrate, delay or prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Conditions to Closing. Consummation of the Closing shall by a party be subject to satisfaction of the following conditions:

(a)             The representations and warranties of each other party in this Agreement, in the Schedules hereto, or in any certificate, document or statement delivered hereunder shall be true and correct on the Closing Date as if made on the Closing Date (unless waived by such party).

(b)            The covenants and agreements of each other party shall have been fully performed and satisfied on or before the Closing Date (unless waived by such party).

Section 5.02        Closing Deliveries of Seller. At the Closing (unless waived by Buyer), Seller shall deliver the following to Buyer:

(a)             Any titles, certificates or such other documents, not previously provided, which relate to the ownership of the Purchased Assets.

(b)             Access to Seller and his knowledge of the Know-how and all such other cooperation and assistance as may be requested by Buyer to fully effectuate such disclosure and transfer of the Know-how to Buyer.

(c) An executed copy of the Escrow Agreement.

(d)            Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required or reasonably requested by Buyer, to give effect to this Agreement to Seller.

Section 5.03         Closing Deliveries of Buyer. At the Closing, Buyer shall deliver an executed copy of the Escrow Agreement.

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ARTICLE VI

INDEMNIFICATION

Section 6.01         Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02         Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

Section 6.03         Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its own counsel and at its own cost and expense; provided, that the fees and disbursements of such counsel shall be reimbursable by the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are inconsistent or contradictory to those available to the Indemnifying Party or (B) there exists a conflict of interest between the counsel engaged by the Indemnifying Party and the Indemnified Party that cannot be waived. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate at the expense of the Indemnifying Party, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement is made on terms that do not result in any liability, restriction or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for (A) the full and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Action and (B) does not include a statement as to or admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party

Section 6.04         Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

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Section 6.05         Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.06         Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.07         Payments. Once a loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days thereafter by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date due to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. In addition, Buyer may set off any amount due to Seller against any amount to which it may be entitled under this Article VI, including against money held by the Escrow Agent or any other property of Seller that Buyer may possess or control, including without limitation, Buyer's right to assume and cancel any shares of capital stock in Buyer held by Seller.

ARTICLE VII

MISCELLANEOUS

Section 7.01         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Via Morello 42 0100
Viterbo, Italy
E-mail: pandolfo.mario@alice.it
Attention: Salvatore Mario Pandolfo

If to Buyer:	Go Green Global Technologies Corp.
580 Pepper Street
Monroe, CT 06468
E-mail: Jeffrey@gogreentechcorp.com
Attention: Chief Executive Officer

with a copy to:	Withers Bergman, LLP
1700 East Putnam Avenue, Suite 400
Greenwich, CT
Facsimile: (203) 302-6613
E-mail: m.ridgway.barker@withersworldwide.com
Attention: M. Ridgway Barker

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Section 7.03         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05         Entire Agreement. This Agreement, the Escrow Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements (except to the extent performed prior to the date hereof) both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto

Section 7.15         Choice of Language. The parties agree that this Agreement is drafted in the English language. Each party accepts and approves the English version of the Agreement signed by both parties as controlling in any dispute between the parties arising from or related to the Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement lo be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MARIO PANDOLFO

By: /s/ Mario Pandolfo
Name:
Title:

BUYER

GO GREEN GLOBAL
TECHNOLOGIES CORP.

By: /s/ Mark Del Priore
Name: Mark Del Priore
Title: Chairman

Accepted and agreed to by the undersigned

as to the obligations applicable to it:

Sonical s.r.l

By: Name: Title:

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